UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2014

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On December 12, 2014, based on the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of EnerNOC, Inc. (the “Company”), the Board unanimously elected Ms. Kirk Arnold as a Class III director of the Company with a term expiring at the Company’s 2016 annual meeting of stockholders. The Company has not determined the committee or committees of the Board to which Ms. Arnold is expected to be named. In connection with her election to the Board, Ms. Arnold will be awarded a restricted stock grant under the Company’s 2014 Long-Term Incentive Plan for 16,972 shares of the Company’s common stock, such shares to vest at a rate of 8.33% per quarter. Ms. Arnold will also be entitled to receive an annual cash retainer of $50,000, paid in arrears in equal installments on a quarterly basis, and will be eligible to receive annual equity grants, as more fully described in the Company’s definitive proxy statement (File No. 001-33471) filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2014. In addition, Ms. Arnold and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-140632), filed with the SEC on May 3, 2007. There are no understandings or arrangements between Ms. Arnold and any other person pursuant to which Ms. Arnold was elected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: December 17, 2014	By:	/s/ Neil Moses
	Name:	Neil Moses
	Title:	Chief Operating Officer & Chief Financial Officer
(Principal Financial Officer)